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                                                                      Exhibit 12

                          AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT, dated as of June 9, 1996, to the Rights Agreement, dated as of September 7, 1995, between Community Health Systems, Inc., a Delaware corporation (the "Company"), and First Union Bank of North Carolina, a North Carolina banking corporation, as Rights Agent (the "Rights Agent") (the "Rights Agreement").

          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

          THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          1.   The Rights Agreement is hereby amended as set forth in this
Section 1.

          (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following to the end thereof:

     "Notwithstanding the forgoing provisions of this Section 1(a), no Person shall be deemed to be an Acquiring Person for any purpose of this Agreement as the result of the acquisition of Shares by such Person pursuant to a Qualifying Tender Offer."

          (b) The Rights Agreement is hereby amended by adding the following as a new Section 1(n):

     "Qualifying Tender Offer" shall mean an offer by any Person to acquire all Common Shares for a per Common Share consideration of not less than $52, which offer (i) is a "tender offer" for purposes of, and is conducted in accordance with, Section 14(d)(1) of the Exchange Act and the rules and regulations thereunder (or any successor provision thereto) and


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     (ii) is proposed to be followed by a merger between the Company and such
     Person or a subsidiary of such Person in which all Common Shares (other than Common Shares owned by such Person or a subsidiary of such Person) are converted into the right to receive the per Common Share consideration paid in the offer.

          (c) Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end thereof:

     "Notwithstanding the foregoing provisions of this Section 3(a), the announcement of the intention of any Person to commence a Qualifying Tender Offer shall not be deemed to cause the occurrence of the Distribution Date for any purposes of this Agreement."

          2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          3. The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

          5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


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          IN WITNESS WHEREOF, the partis hereto have caused this Amendment to be duly executed as of this 9th day of June, 1996.


                                                  COMMUNITY HEALTH SYSTEMS, INC.


                                                  By: /s/ E. THOMAS CHANEY
                                                      --------------------------
                                                      Name:  E. Thomas Chaney
                                                      Title: President and Chief
                                                             Executive Officer


                                                  FIRST UNION BANK OF
                                                   NORTH CAROLINA


                                                  By:
                                                      --------------------------
                                                      Name:
                                                      Title: Rights Agent


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